26 September, 2006
Integrated Strategic Communications Limited
6 Newbridge Hill
West Bergholt
Colchester
Essex Co6 3ER
Dear Sirs
We refer to Buyer Series 2B Loan Note issued on 28 October 2005 with a Maturity Date of 30 September 2006 and the Deed of Variation and Settlement relating to the sale and purchase of the entire issued share capital of Double Helix Solutions Limited dated 28 October 2005 (the “Variation Deed”). Capitalized terms as used in this letter shall have the same meaning as set out therein.
We note that under the terms of the Buyer Series 2B Loan Note, the sum of £111,714.79 including interest is due to you on 30 September 2006 and that under the Variation Deed we are entitled to deduct the sum of £35,703.025 from the sum to be paid to you under the Buyer Series 2B Loan Note in relation to a FURB claim pending Final Determination of the FURB claim.
We propose that notwithstanding Clause 2(a) of the Note payment of both the principal amount and all Interest accrued thereon payable under the Note be made by the issue of 101,927 shares of common stock of the Borrower to the Holder (the “Shares”), which number of Shares was determined based upon the volume weighted average price of our common stock during the trading hours of 9.30am to 4pm (Eastern Standard Time) over the preceding ten trading days ending on September 25, 2006 and using the mid market spot rate for the conversion of pounds sterling into US Dollars on September, 25 2006 as published in the London edition of the Financial Times on September 26, 2006. Such payment shall be in full satisfaction of all liabilities and obligations of the Borrower to the Holder under the Note which shall be deemed satisfied and cancelled upon your acceptance of this proposal, subject to the issuance of the Shares as provided herein.
We propose that 69,352 Shares be issued to you on the date hereof (the “First Shares”) and that 32,575 Shares be withheld (the “Second Shares”) in relation to the FURB claim and be dealt with in accordance with paragraph 2.2(b) of Schedule 7 of the Share Sale and Purchase Agreement as amended by the Second Schedule of the Variation Deed.
In consideration of your agreement to receive payment of the Note by way of the Shares in lieu of cash, we agree to use all reasonable efforts to file a registration statement covering the Shares promptly after the date of issue (and, in the case of the First Shares, in any event by no later than 31 October 2006) and to make all other filings required by SEC rules or requested by the SEC in order for the registration statement to become effective. For the avoidance of doubt, upon such filings becoming effective, the limitations in respect of the sale of shares held by the Holder in the Borrower imposed pursuant to Clause 15 of the share sale and purchase agreement dated 24 March 2005 relating to Double Helix Solutions Limited (as amended), will not apply to the sale of the Shares after the registration statement becomes effective (providing that such limitations shall continue to apply, to the extent applicable, in all other respects to any other shares held by the Holder in the Borrower).

We also have received written instructions from you requesting that the Shares be issued in certificated form and will procure that you are recorded in the Buyer’s stock registers as the holder of the shares then issued and the relative stock certificates be issued to you. We note that we can reissue the shares in uncertificated form following the registration statement becoming effective if you surrender the certificated shares to the Borrower at that time.
The proposal set out in this letter, if accepted, shall be governed by and construed in accordance with, and enforced under, the laws of the state of Maryland, without regard to the conflicts of law principles thereof.
Please confirm your agreement to the proposals set out in this letter by signing where indicated below.
Yours faithfully
/s/ Steven R. Delmar
Duly authorized signatory
for and on behalf of
ACE*COMM Corporation

AGREEMENT
We irrevocably agree to the proposal from ACE**COMM Corporation to us as set out above relating to the repayment of the Buyer Series 2B Loan Note issued on 28 October 2005.

/s/ D. Confino Duly authorised director for and on behalf of Integrated Strategic Communications Limited	Dated: 27 September 2006

/s/ H. L	Date 27-9-2006
Company Secretary